Exhibit 99.2

Piedmont Modifies Stock Repurchase Plan and Will Seek Shareholder Approval for Increase in Authorized Shares

CHARLOTTE, N.C., Dec. 16, 2005 /PRNewswire-FirstCall/—Piedmont Natural Gas (NYSE: PNY) today announced that its Board of Directors has authorized a 3-million-share increase to its Common Stock Repurchase Program. Piedmont’s Board of Directors originally approved a 3-million-share Common Stock Repurchase Program in June 2004, and subsequently declared a two-for-one stock split in August 2004. This action increases the authorization to repurchase shares from 3 million to 6 million to reflect the stock split that was completed in October 2004. In addition, the Board approved the repurchase of another 4 million shares and these combined actions increase the total authorized share repurchases to 10 million shares.

Stock repurchases under this program may be made in the open market or in private transactions at times and in amounts that management deems appropriate. There is no guarantee as to the exact number of additional shares that may be repurchased and management may terminate or limit the stock repurchase program at any time.

“The stock repurchase program is designed to offset share issuances under the Company’s employee incentive compensation plans and dividend reinvestment and stock purchase plans and will allow us to optimize our capital structure to increase shareholder value,” commented President, Chairman and Chief Executive Officer Thomas E. Skains. “We believe repurchasing shares is an effective tool to help build shareholder value by making advantageous purchases of shares on the open market and by providing flexibility to maintain our debt to equity capitalization ratio at a target level of 45% to 50% debt and 50% to 55% equity.”

The Board also approved a proposal that would increase, subject to shareholder approval, the number of authorized shares of common stock from 100 million to 200 million shares. This proposal will be presented to shareholders for approval at the March 3, 2006, Annual Meeting.

“The currently authorized number of shares is sufficient to meet all presently known needs and the availability of additional shares enhances our flexibility for the future,” Skains concluded.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

SOURCE Piedmont Natural Gas

CONTACTS: Media, David L. Trusty, +1-704-731-4391, or

+1-704-507-6393, or

david.trusty@piedmontng.com , or

Investors, Headen B. Thomas, +1-704-731-4438, or

+1-704-651-7137, or

headen.thomas@piedmontng.com ,

both of Piedmont Natural Gas;

or Agency Contact, David Coburn of LGA Inc., +1-704-552-6565, or

+1-704-906-9372 or

coburn@lgapr.com